Exhibit 99.1

Xylem Inc.
301 Water Street SE, Suite 200
Washington, DC 20003
Tel +1.202.869.9150

Contact:	Media
Press Office
+1 (978) 704-5149
PressOffice@xylem.com

Xylem Appoints D. Christian Koch to Board of Directors
Washington, DC (August 13, 2026) – Xylem (NYSE: XYL), a global water technology leader, today announced that D. Christian Koch has been appointed to the Company’s Board of Directors.

Mr. Koch brings more than 30 years of global leadership experience spanning operations, manufacturing, strategy and business transformation. He currently serves as Board Chair, President and Chief Executive Officer of Carlisle Companies Incorporated, a leading supplier of innovative building envelope products and solutions for more energy efficient buildings with approximately $5 billion in annual revenue. Since joining Carlisle in 2008, he has held a series of leadership positions across the company’s global operations. Prior to joining Carlisle, Koch held leadership roles at Graco Inc. and H.B. Fuller.

"We are delighted to welcome Chris to Xylem’s Board of Directors," said Robert Friel, Chair of Xylem's Board. "Chris brings decades of leadership experience across global industrial businesses, and we look forward to leveraging his insights as Xylem continues to execute its strategy and create value for our stakeholders."

Matthew Pine, President and CEO of Xylem, added, "Chris's extensive leadership and business transformation experience as well as his service on both public and private company boards will be valuable additions to the Board. We are pleased to welcome him and look forward to his contributions."

Koch holds an MBA from the University of Minnesota and a bachelor's degree from Macalester College.

About Xylem

Xylem (XYL) is a Fortune 500 global water solutions company that empowers customers and communities to build a more water-secure world. Our 22,000 employees delivered revenue of $9 billion in 2025, optimizing water and resource management with innovation and expertise. Join us at www.xylem.com and Let’s Solve Water.

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